Exhibit 10.5

October 25, 2019

Mr. Kevin DeLeon

8 Stone Ridge Lane

Ho Ho Kus, NJ 07423

Re: One Year Employment Agreement (the “Agreement”)

Dear Kevin:

Victory Oilfield Tech, Inc. (the “Company”) is pleased to confirm your appointment to the position of Interim Chief Executive Officer, on the following terms.

You will be hired for an initial one year term, commencing November 1, 2019 and terminating on October 31, 2020. This Agreement has been reviewed and approved by the Company’s Board (defined below) and, once executed, is therefore enforceable against the Company.

You will be responsible for general management of the affairs of the Company, together with the powers and duties usually incident to the position of the Interim Chief Executive Officer and will report to Board of Directors of the Company (the “Board”). Upon the identification and hire of a replacement Chief Executive Officer, you will continue to be compensated per the terms of this Agreement and you will assist in the transition of duties to the newly hired Chief Executive Officer. You will work remotely but come to our facility or otherwise travel on behalf of the Company for Company business as reasonably necessary and upon reasonable advance notice and devote such of your time as you determine is required to perform your services hereunder. You will receive full indemnification by the Company to the extent available under applicable law or equivalent to all the indemnification terms or arrangements that the Company now has or in the future may have with its other executive officers.

Your salary will be $120,000 per year, paid $5,000 on the first and third Friday of each month (the first of such payments being due on November 1, 2019). In addition, in consideration of past services and the deferral of accrued salary, the Company is issuing to you a warrant for 100,000 shares of the Company’s common stock (“Warrant”), with an exercise price of $0.80 per share, and a three year term. The Warrant is in the form of Exhibit A to this Agreement. The issuance of this Warrant has been approved by the Board.

During the term of this Agreement, you will be eligible to participate in the standard benefits plans offered to similarly situated employees of the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits of such plans from time to time in its discretion.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

You will be expected to work the amount of hours reasonably necessary to perform your job duties as Interim Chief Executive Officer of the Company.

You may terminate this Agreement with the Company at any time and for any or no reason whatsoever simply by notifying the Company via email at least thirty (30) days’ prior to the proposed date of termination. The Company acknowledges that should the Company fail to make any of the payments on the dates set forth in this Agreement, the Company will have a five business day grace period to satisfy the required payment. The Company may terminate this Agreement for cause (i.e., breach of your obligations hereunder which is not cured within thirty days after your receipt of notice from the Company or upon your death or disability) and, if so, must provide thirty days’ notice with an opportunity to cure any such curable breach. The Company may also terminate you without cause and, if so you shall be entitled to continue to receive your base salary for the shorter of (i) four months or (ii) the remainder of the term of this Agreement, such payment to be made in full upon the date of any such termination.

This Agreement shall be governed by the internal laws of the State of New Jersey and enforceable solely in a Federal or state court located in the County of Bergen, State of New Jersey and the prevailing party shall be entitled to the reimbursement of any and all costs and expenses, including legal fees, in the event of any legal proceeding commenced to enforce the terms of this Agreement.

This Agreement, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive terms of this Agreement with the Company. It supersedes any other agreements or promises made to you by us or anyone, whether oral or written. Changes in the terms of this Agreement require a written modification signed by both of us.

Please sign and date this Agreement, and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me. You may return this countersigned Agreement to me via email and, upon transmitting the countersigned Agreement, it will become effective between us.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

VICTORY OILFIELD TECH, INC. By: /s/ Ron Zamber
Ron Zamber, Chairman

Understood and Accepted:

/s/ Kevin DeLeon
Kevin DeLeon	Date

Attachments:

Employee Confidential Information and Inventions Assignment Agreement

Warrant